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                                                                    Exhibit 99.1

(MEDICAL PROPERTIES TRUST LOGO)

                                    Contact: Charles Lambert
                                             Finance Director
                                             Medical Properties Trust
                                             (205) 397-8897
                                             clambert@medicalpropertiestrust.com

                MEDICAL PROPERTIES TRUST, INC. ISSUES $65 MILLION
                       OF UNSECURED SENIOR NOTES DUE 2016

     BIRMINGHAM, ALA., JULY 18, 2006 - Medical Properties Trust, Inc. (NYSE:
MPW) (the "Company") announced today that it has completed a $65 million private placement of 7.871% Senior Unsecured Notes due 2016 (the "Notes"). The Notes were issued by the Company's operating partnership, MPT Operating Partnership, L.P. ("MPT"), and guaranteed by the Company. The net proceeds from the Notes, after deducting fees and expenses, are expected to be used primarily for funding future acquisitions of healthcare real estate.

     The Notes were placed in a private transaction exempt from registration under the Securities Act of 1933, as amended, (the "Securities Act") and are governed by an indenture, dated as of July 14, 2006, among MPT, the Company and Wilmington Trust Company. The Notes will pay interest quarterly at a fixed rate of 7.871% per year through July 30, 2011 and thereafter at a floating rate of 3-month LIBOR plus 2.30%. The Notes may be called at par value by MPT at any time on or after July 30, 2011.

     This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act. The Notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States unless so registered except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable securities laws in other jurisdictions. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes in any jurisdiction in which such offer, solicitation or sale is unlawful.

ABOUT MEDICAL PROPERTIES TRUST, INC.

     Medical Properties Trust, Inc. is a Birmingham, Alabama based self-advised real estate investment trust formed to capitalize on the changing trends in healthcare delivery by acquiring and developing net-leased healthcare facilities. These facilities include inpatient rehabilitation hospitals, long-term acute care hospitals, regional acute care hospitals,
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ambulatory surgery centers and other single-discipline healthcare facilities, such as heart hospitals, orthopedic hospitals and cancer centers.

The statements in this press release that are forward looking are based on current expectations and actual results or future events may differ materially. Words such as "expects," "believes," "anticipates," "intends," "will," "should' and variations of such words an similar expressions are intended to identify such forward-looking statements, which include statements including, but not limited to, the future acquisitions of healthcare real estate, issuance of additional senior notes, and the level of interest rates in the future. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company or future events to differ materially from those expressed in or underlying such forward-looking statements. For further discussion of the facts that could affect outcomes, please refer to the "Risk Factors" section of the Company's Form 10-K for the year ended December 31, 2005. Except as otherwise required by the federal securities laws, the Company undertakes no obligation to update the information in this press release.

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